T. Rowe Price Goldman Sachs All Equity Access Fund N-2/A

Exhibit 99.(l)

1900 K Street, NW Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

August 17, 2026

T. Rowe Price Goldman Sachs All Equity Access Fund

1307 Point Street

Baltimore, MD 21231

Re:	Pre-Effective Amendment No. 2 to Registration Statement on Form N-2 File Nos. 333-296832 and 811-24197

Dear Ladies and Gentlemen:

We have acted as special counsel for T. Rowe Price Goldman Sachs All Equity Access Fund (the “Trust”), a Delaware statutory trust, in connection with the filing of Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 2 under the Investment Company Act of 1940, as amended (the “Registration Statement”) relating to the issuance and sale by the Trust of its authorized shares, currently divided into three common Classes.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinions set forth herein, we have examined the following documents: the Trust’s Amended and Restated Declaration of Trust (“Declaration of Trust”); the Trust’s By-Laws; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of each Class of the Trust have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in such Classes of the Trust. In this regard, we note that, pursuant to Section 3.8 of Article III of the Declaration of Trust, the Trustees have the power to cause each shareholder to pay directly, in advance or arrears, for charges of distribution, of the custodian or of the transfer, shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends or distributions owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

August 17, 2026 Page 2

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of August 17, 2026 and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder

Very truly yours,

/s/ Dechert LLP

Dechert LLP